DLA Piper US LLP
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Raleigh, North Carolina  27612-2350
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T   919.786.2000
F   919.786.2200

Exhibit 5
May 25, 2011

Highwoods Properties, Inc.
3100 Smoketree Court, Suite 600
Raleigh, NC 27604

Re:	Up to $150,000,000 Shares of Common stock

Ladies and Gentlemen:

We are acting as counsel to Highwoods Properties, Inc., a Maryland corporation (the “Company”), in connection with the registration of up to $150,000,000 of shares of common stock, par value $0.01 per share (the “Shares”), of the Company covered by the Registration Statement (the “Registration Statement”) on Form S-3 (No. 333-172134) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the prospectus dated February 9, 2011, which forms a part of the Registration Statement (the “Prospectus”). The shares are being issued from time to time in public offerings (collectively, the “Offering”) at market or negotiated prices pursuant to a Prospectus Supplement dated May 25, 2011 (the “Prospectus Supplement”). We are furnishing this opinion letter pursuant to Item 9.01 of Form 8-K and Item 601(b)(5) of the Commission’s Regulation S-K.

We are familiar with the proceedings taken to date by the Company with respect to the proposed issuance and sale of the Shares pursuant to the terms of separate sales agreements each dated May 25, 2011 by and among the Company and Highwoods Realty Limited partnership, and each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc., Morgan Keegan & Company, Inc. and RBC Capital Markets, LLC, as sales agents. We have examined copies of the Company’s Amended and Restated Articles of Incorporation and the Company’s Amended and Restated Bylaws and have made such further legal and factual examinations and investigations as we, in our professional judgment, have deemed appropriate to render the opinion contained herein.  We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.  As to various questions of fact material to the opinions, we have relied upon certificates of, or communications with, officers of the Company and others.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon and subject to the foregoing and the further limitations and qualifications hereinafter expressed, we are of the opinion that the Shares have been duly authorized by the Company and, upon issuance and delivery of the Shares in accordance with the Registration Statement and resolutions adopted by the Company’s board of directors relating thereto against payment therefore as provided in the Registration Statement and such resolutions, the Shares will be validly issued, fully paid and non-assessable.

Our opinion set forth above is subject to the following general qualifications and assumptions:

1.
The foregoing opinion is rendered as of the date hereof.  We assume no obligation to update or supplement the opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change the opinion.

Highwoods Properties, Inc.
May 25, 2011
Page Two

2.
We have made no investigation as to, and we express no opinion concerning, any laws other than the Maryland General Corporation Law, applicable provisions of the Constitution of the State of Maryland and reported judicial decisions interpreting the Maryland General Corporation Law and such applicable provisions of such Constitution, and we do not express any opinion herein concerning any other laws.

3.
Without limiting the effect of the immediately preceding qualification, we note that we express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of the State of Maryland or any other jurisdiction.

4.
We have assumed that after the issuance of the Shares, the total number of issued shares of common stock, together with the total number of shares reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of common stock under the Company’s articles of incorporation, as amended and then in effect.

5.	We have assumed that none of the Shares will be issued in violation of Article VI of the Amended and Restated Articles of Incorporation.

6.	Our opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Company’s current report on Form 8-K, filed with the Commission on the date hereof, portions of which are incorporated by reference into the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA Piper US LLP